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                                                                   Exhibit 10.22

                                                          Unofficial translation

LEASE AGREEMENT

LESSOR              BioTie Therapies Oyj
                    BioCity, 20520 Turku
                    Business ID 0889985-5
                    Domicile Turku

LESSEE              Hormos Medical Oy
                    Tykistokatu 6 A, 20520 Turku
                    Business ID 1085385-9
                    Domicile Turku

LEASE OBJECT

Location Kiinteisto Oy Pharma City (Real estate company) Itainen Pitkakatu 4, 20520 Turku

Premises            5th floor, 499 m(2)
                    In addition 6 parking spaces

                    The premises to be leased will be assigned to the lessee in such a condition as described in the floorplan dated 30 April 2001 (appendix 1) and in the space descriptions (appendix 2). However, technical arrangements in the laboratories (fume hoods, water and pneumatic appliances, cold-storage rooms) will be included in the rent only as reservations for such systems. Laboratory furniture is not included in the rent.

                    The premises are leased for use as approved by the authorities.

TERMS FOR THE LEASE AGREEMENT

1 Rental period

                    The tenancy begins when the premises meant for the lessee's use have been completely finished as far as the building work on the builders responsibility is concerned and the premises have been assigned to the lessee approved by the authorities. The assignment time for furnishing purpose according to the target timetable is on 30 November 2001.

                    The tenancy ends on the last day of that calendar month during which 10 years have passed from the beginning of the tenancy on condition that the lease agreement has been called in a month earlier. After this the lease agreement
                    can be called in on a 12 months notice on the last day of each calendar month.
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                                                          Unofficial translation

2 Amount of rent and payments

                    The obligation for rental payments begins after the premises have been assigned to the lessee.

                    Basic rent for the premises is FIM 68.87 (EUR 11.58) per m(2) per month.

                    Rent for the parking space is FIM 250 (EUR 42.05) per month.

                    During the rental period effect on the rent of the expenses from basic improvements and modifications by the lessor will always be agreed on separately before the work is done.

                    The rent will be paid beforehand to the lessor's bank account monthly by the 2nd day of each month. When the payment is delayed the lessee will pay default interest on the delayed amount according to the Interest Act.

                    In this agreement rent means the amount of rent without value added tax. The lessor will become obliged to the value added tax after which VAT will be added to the rent according to valid tax base.

                    The lessee is responsible for the matter that the premises of this agreement are used for activities obliged to taxation. If the lessor has to make return payments on VAT deductions due to lessee's activities or neglecting, the lessee is obliged to reimburse lessor's financial loss.

3 Increase in rent

                    Base rent and possible additional rent are fixed to changes in the cost-of-living index (1951:10=100). For base rent the base index is the index value of February 1999 and for possible additional rent the index value is the value of the month of completion of the building.

                    The first rent will be checked on the basis of the index value of the completion moment for the period of completion of the object - 30 June 2002. After this the rent will be check twice annually on 1 January and 1 July. The rent will be increased on the mentioned dates in the same proportion as the index values in November and May are higher than the base index.

                    In case the cost-of-living index decreases, the amount of
                    the rent will not be reduced, however.
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                                                          Unofficial translation

                    In case the above cost-of-living index cannot be applied in the future, the rent will be checked equally according to a principle that is generally used in the business and according to the above principle.

4 Maintenance of the real estate

                    The lessee is alone responsible for all the usage and maintenance expenses of the premises that he holds, for example heating, cooling, water, sewage, electricity, cleaning and waste disposal. The lessee is also responsible for the maintenance expenses of the common premises and systems serving the whole real estate and the outside areas including property electricity, property insurance and real estate tax for the surface mentioned in this agreement and also in proportion of all rented surface.

                    The lessee is responsible for the maintenance and service of the machinery and equipment he has acquired. In addition the lessee is responsible for the maintenance of fire safety of the rented space in a way accepted by the authorities and fire insurance company. Furthermore, the lessee is responsible for new taxes or fees that a public authority has determined for real estate, property holding or maintenance or directly or indirectly concerning the leasing business after signing of this lease agreement in a proportion to the rented area.

                    The lessee will make agreements and insurances on electricity, data communications, tele service, cleaning, waste disposal, security etc. concerning the rented space and will cover their expenses.

                    In case the lessee neglects to take care of necessary maintenance work in the premises, the lessor has the right to have this work done at lessee's expense.

                    Repairing and maintenance responsibility have been notified in the amount of the rent and the lessee has no right for reimbursement due to this in the end of the tenancy.

                    The lessee is responsible for taking proper care of the premises and for ensuring that the users of the premises will follow the regulations in the real estate and other orders associated with the premises and what has been otherwise defined for maintaining health, tidiness and order. The lessee is to make sure that the activities follow the terms in decrees, orders and authorizations.
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                                                          Unofficial translation

                    The lessor is responsible for construction repairing in the building and equipment at his expense, however, not for repairing and renewals due to usage and wear and tear.

5 Damages

                    The lessee is responsible for that harm and damage that using the lease object might cause to a third party despite that harm and those damages that are covered by the liability insurance of the real estate.

                    The lessor is not responsible for limitations, shortages or irregularities in distributions of heat, electricity or water or damages caused by them that are not dependent on the lessor or real estate or holding company.

                    The lessor is not responsible for leakage, blockage in sewage or any other reason that has caused damage to the lessee's activities, property or property of a third party located in the rented premises unless the damage is caused by lessor's negligence.

6 Building and modification work

                    The lessee has the right to modify fixed constructions or technical systems in the premises after having informed the lessor beforehand. Constructional modifications need lessor's or authorities' approval. The lessor cannot deny lessee's modifications that have been approved by authorities without a particularly weighty reason.

                    Modifications have been notified in determining the rent and they will not be reimbursed to the lessee in the end of the tenancy.

                    Fixed parts of the modifications done by the lessee will become lessor's property without a separate compensation in the end of the tenancy unless otherwise agreed in written. The lessee has a right to remove all furniture, machinery and equipment he has bought and assembled in the rented premises on condition that the lessee will fix all caused marks and damaged in a way that the lessor has approved.

7 Commercial appliances of the lessee

                    The lessee can attach commercial signs and lights in the building after having received necessary official authorizations.
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                                                          Unofficial translation

                    After the tenancy the lessee is obliged to remove the commercial signs and lights he has assembled and has to fix all marks and damaged that have been caused to the building.

                    Lessor's orders have to be followed when attaching the equipment.

8 Transfer of the lease and subleasing

                    The lessee cannot transfer the lease to a third party without lessor's written authorization. However, the lessee has a right to transfer the lease to its subsidiary.

                    The lessee has a right to sublease the premises after having received lessor's written authorization. However, in a sublease situation the lessee is still obliged to the terms of this agreement also as far as the subleased premises are concerned.

                    In a case where subleasing causes a situation that the lessor cannot make deductions on value added tax or has to return already deducted value added tax, the lessee that is mentioned in this agreement is responsible to the lessor for those efforts.

9 Temporary disturbances

                    The lessee is not entitled to have rent reduction or compensation from the lessor or from the property or holding company in case of temporary disturbances in water, sewage, heat or electricity compliances or in cases of breaks in distribution which are necessary to the building.

                    The lessor is entitled to have normal maintenance work done at his own expense in the building during the tenancy. The lessee has no right to compensation from the time that is spent for this kind of work. The lessor is obliged to inform the lessee beforehand and agree on the moment of work with the lessee.

10 Premises in the end of tenancy

                    In the end of the tenancy the lessee has to assign the premises to the lessor in the same condition they were in the beginning of the tenancy outside normal wear and tear unless otherwise agreed on in written or there is a different agreement as far as the modification work is concerned.

                    There will be a common inspection in the premises in the end of the tenancy. Those defects and faults that have been notified in the inspection and which are not due to normal tear and wear will be fixed by the lessee immediately. The lessee will be released from the reparation obligation as far as the notified defects and faults concerned have been caused by the lessor's activities.
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                                                          Unofficial translation

11 Environment damages

                    If pollution caused during the tenancy is notified, cleaning in the extent demanded by the authorities will be done at the lessee's expense.

12 Other orders

                    The lessee has to pay a three months' guarantee rent (three
                    (3) months rent including VAT) to the lessor to guarantee the obligations caused by this lease agreement.

                    After signing of this agreement all other possible agreements, memos and minutes of meetings between the lessee and the lessor that concern this agreement or changes, amendments or additions to this agreement must be attached numbered to the enclosures of this agreement.

                    Otherwise law on renting business premises will be applied.

13 Solving disputes

                    All disputes arising from this agreement will be solved through negotiation if only possible. In case no unanimity can be found through negotiation, the dispute will be dealt with in the District Court of Turku.

Two word-for-word copies of this agreement have been written, one for each party of the agreement.

Turku, 29 November 2001


BIOTIE THERAPIES OYJ                Markku Jalkanen

HORMOS MEDICAL OYJ                  Risto Lammintausta